Exhibit 99.1

Media Contact: Evelyn Mitchell Regions Financial Corporation 205-264-4551	Investor Relations Contacts: List Underwood or Dana Nolan Regions Financial Corporation 205-581-7890

Regions Financial Corp. Announces CCAR Results and Proposed Dividend Increase

BIRMINGHAM, Ala. – March 26, 2014 – Today the Federal Reserve indicated to Regions Financial Corporation (NYSE:RF) that it does not object to the company’s capital plan and proposed capital actions covering the period from April 1, 2014, to March 31, 2015. The capital plan was submitted to the Federal Reserve on January 6, 2014, as part of the Comprehensive Capital Analysis and Review (CCAR).

Actions that Regions may undertake as outlined in its capital plan include increasing the quarterly common dividend to $0.05 per share and potentially the repurchase of up to $350 million in common shares. These proposed capital actions are subject to approval by the Regions Board of Directors. The timing and amount of any repurchases will, consistent with Regions’ capital plan, be subject to the completion of certain other capital actions, as well as other factors, such as general market conditions.

“The outcome of the capital plan review demonstrates the strength of our company and our continued focus on prudently managing and growing our business,” said Grayson Hall, Regions’ chairman, president and chief executive officer. “We believe this capital plan strikes an appropriate balance between preserving our ability to deploy capital in pursuit of organic loan growth and returning capital to shareholders, consistent with our strategic priorities.”

Regions’ ongoing and robust capital planning process is designed to ensure the efficient use of capital while maintaining a long-term approach to capital allocation and distribution. The company’s top priorities for capital deployment are reinvesting in the business through organic loan growth, increasing the company’s quarterly common dividend, and appropriately returning capital to shareholders through share repurchases. Other considerations include the pursuit of strategic opportunities consistent with the company’s risk tolerance.

Regions has also disclosed the results of its company-administered stress test on the Investor Relations section of regions.com within the regulatory disclosures area. The disclosure is required by 12 CFR 252.148, which implements the requirements of Section 165(i)(2) of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

About Regions Financial Corporation

Regions Financial Corporation, with $117 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,700 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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